ASSET PURCHASE AND SALE AGREEMENT
THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as November , 2024 (the “Effective Date”), by and between ALT5 Sigma Corporation, or its permitted nominees, designees, or assignees (including a wholly-owned subsidiary of the Buyer to be formed in connection with transactions contemplated herein) with an address of 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119 (the “Buyer”), and Qoden Technologies LLC, a Nevada limited liability company with an address of 5348 Vegas Drive 172, Las Vegas, Nevada 89108 (the “Seller”).
RECITALS
A.The Seller develops and markets software products and services and owns certain intellectual property that enables the Seller to operate its business (the “Business”).
B.Each of the Buyer and the Seller desires to enter into this Agreement, pursuant to which the Seller proposes to sell to the Buyer, and the Buyer proposes to purchase from the Seller, certain assets used or held for use by the Seller in the conduct of the Business.
C.The Buyer shall use its commercially reasonable efforts to retain the services of two key employees of the Seller from and after the Closing through consulting agreements (the “Consulting Agreements”) between such individuals and the Buyer or a subsidiary or division thereof.
D.The Seller shall use its commercially reasonable efforts to retain the services of its current chief executive officer from and after the Closing through such arrangements as are commercially reasonable (the “Executive Agreement”).
NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby, agree as follows:
SECTION 1
CERTAIN DEFINITIONS
In addition to other terms defined elsewhere in this Agreement, the following terms will be defined as follows:
1.1.“Assigned Contracts” means those contracts that the Seller entered into in the course of operating the Business, which are listed on Schedule 1.1, attached to this Agreement and incorporated herein by reference.
1.2.“Bill of Sale” means a bill of sale and assignment and assumption agreement between the Seller and the Buyer in substantially the form of Exhibit 1.2, attached to this Agreement and incorporated herein by reference.
1.3.“CLOSING” OR “CLOSING DATE”

The transactions contemplated by this Agreement shall be consummated within thirty (30) days of the Effective Date, subject to the Buyer receiving all prerequisite regulatory approvals, as applicable, unless otherwise agreed to in writing by the Buyer and the Seller. The Closing may be consummated (a) electronically, via the exchange of executed counterparts of, and the delivery of all deliverables required pursuant to, this Agreement in portable document format (PDF) or (b) at such other place or in such other manner as agreed upon by the parties to this Agreement. The Closing will be deemed effective as of 5:00 p.m. Eastern Time on the Closing Date. Title to the Purchased Assets (as defined below) and all rights related to them shall pass and possession shall be delivered to Buyer at the Closing.
1.4    “Due Diligence Period”

The period of time starting on the Effective Date and ending at 5:00 p.m. Central Time on the 15th day following the Effective Date, within which time the Buyer shall complete its due diligence as described in Section 8 below.
1.5.    “Purchase Price”

The Equity Purchase Price component of the Purchase Price means the sum of Two Million Dollars (US$2,000,000.00) payable as specified in Section 3.1, below. The Cash Purchase Price component of the Purchase Price means the sum of Two Hundred Forty Thousand Dollars (US$240,000.00) payable as specified in Section 3.2, below.
SECTION 2
PURCHASE AND SALE
1.1.Purchase and Sale.

Upon and subject to the terms and conditions set forth in this Agreement, the Seller hereby sells, transfer, assigns, and delivers, or causes to be sold, transferred, assigned, and delivered, to the Buyer or its designees or assigns, all of Seller’s right, title, title, and interest in and to the assets, properties, and rights of every kind and description, real, personal, and mixed, tangible and intangible, wherever situated, that are related to the past, current, or potential conduct of the Business, other than the Excluded Assets (collectively, the “Purchased Assets”) as further listed in Schedule 1.5. The Purchased Assets include, without limitation, the following:
(a)All source code;
(b)copies of all software development documentation, third- party licenses, software development tools, or licenses as applicable;
(c)the goodwill value of the Business as a going concern;
(d)claims, deposits, prepayments, cash-in-lieu-of-bonds, refunds, or similar items, if any;
(e)all patents (whether issued or applied for, including continuing patent applications) wherever situated, trademarks, copyrights, intellectual property rights, and other intangible property held by, or for, the Seller and specifically relating to the Business, if any;
(f)all rights under the Assigned Contracts listed on Schedule
1.1;

(g)to the extent legally transferrable, any authorization, approval, consent, certificate, license, permit, or franchise of or from any governmental entity or pursuant to any law which are necessary to conduct the Business as currently conducted or as proposed to be conducted.
1.2Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, the Buyer and the Seller agree that the Purchased Assets shall not include the following assets, property, and rights of the Seller (the “Excluded Assets”):
(a)the Seller’s cash, bank accounts, cash equivalents, accounts receivable; the Seller’s rights under this Agreement; all income tax refunds due to the Seller and tax deposits of the Seller; tax returns and financial information and statements of the Seller; and insurance policies of the Seller and all claims thereunder;
(b)all contracts to which the Seller is a party that are not Assigned Contracts;
(c)the corporate seals, charter documents, minutes books, stock books, tax returns, books of account, or other records having to do with the corporate organization of the Seller;
(d)any other assets of the Seller not specifically related to the past, current, or potential conduct of the Business;
(e)any contracts or operating business relationships of the Seller as they pertain to the past, current, or potential conduct of the business in Russia or for the benefit of past or current Russian customers; and
(f)any other assets of the Seller that the Buyer, or its nominees, designees, or assignees, elects not to purchase or is prohibited from purchasing under applicable law.
1.3ASSUMPTION OF LIABILITIES. With the exception of all responsibilities and obligations required by a holder of the Licenses, Purchased Assets, and those obligations required by the Assigned Contracts (collectively, the “Assumed Liabilities”), the Buyer shall not assume any liability or obligation of the Seller whatsoever in connection with the transactions contemplated by this Agreement, and the Seller shall retain responsibility for all liabilities and obligations accrued thereunder as of the Closing Date.
SECTION 3
ECONOMIC ISSUES
1.1.The Preferred Stock (The Equity Purchase Price Component).

(a)On or before the Closing Date, the Buyer shall tender the Equity Purchase Price component of the Purchase Price to the Seller through the issuance of seven hundred seventy-one thousand ten (771,010) shares of Series Q Convertible Preferred Stock of the Buyer (the “Preferred Stock”), which number of shares was calculated by dividing the Equity Purchase Price by $2.594 (the

Volume Weighted Average Price (“VWAP”) of the Buyer’s common stock, $0.001 par value per share (the “Common Stock”), as reported by the Nasdaq Capital Market, for the five trading days immediately preceding the Effective Date), and which calculation assumes the initial one-to-one conversion ratio of shares of Preferred Stock into shares of Common Stock.
(b)In addition to all applicable regulatory restrictions on the disposition of the shares of Preferred Stock, all of such shares shall be subject to a mandatory eight-calendar-quarter leak-out, such that no more than twelve-and-one- half percent (12.5%) of the shares of Preferred Stock may be converted into shares of Common Stock on a trailing quarterly basis (each quarter based upon the Effective Date) over the course of two years, subject to standard vesting provisions; provided, however, that the Seller may not assign, transfer, hypothecate, lien, or otherwise obtain any economic value for any shares of its Preferred Stock that have not been converted into shares of Common Stock in accordance with the provisions of this Section 3.1(b).
1.2.The Monthly Payments (the Cash Purchase Price Component).

The Buyer shall tender to the Seller the Cash Purchase Price component of the Purchase Price in Twenty-four (24) equal monthly installments of Ten Thousand Dollars (US$10,000.00) per month on the first day of each month after the Closing, subject to standard payment provisions.
1.3.Transition Period Services.

As a specific condition of the tender of both Equity Purchase Price Component and the Cash Purchase Price Component, the Seller shall make Andrei Verbin (“Mr. Verbin”) available to the Buyer on an as-needed basis for the post-Closing Date period of Twenty-Four (24) Months (the “Transition Period”) for such services in respect of the Business as the Buyer, from time to time, may reasonably request of Mr. Verbin that he provide during normal business hours (the “Transition Services”). The Seller expressly agrees, acknowledges, and understands that Mr. Verbin’s failure or refusal to perform and provide, timely and competently, in any material respect, the Transition Services at any time during the Transition Period shall constitute a material breach of this Agreement1 and shall provide the Buyer with the right, but not the obligation, to cause all of the shares of the Seller’s Preferred Stock (and all of the shares of Common Stock into which the shares of its Preferred Stock could have been converted, as well as all of the shares of Common Stock then owned of record or beneficially by the Seller), then and there, to be deemed

1 Such failure shall include, but not be limited to:
(A)Mr. Verbin’s failure or refusal to perform and provide, timely and competently, in any material respect, the Transition Services (for the avoidance of doubt, Mr. Verbin’s refusal to take any action or refrain from taking any action that would violate any law, rule, regulation, governmental pronouncement, court order, decree, or judgment shall not constitute a breach of this Agreement);
(B)gross negligence, recklessness, willful misconduct, or intentional misrepresentation by Mr. Verbin in the performance of the Transition Services;
(C)the commission by Mr. Verbin of any act of fraud, embezzlement, theft, or other financial dishonesty, or of any felony, or of any crime involving moral turpitude; or

(D)Mr. Verbin’s violation of state or federal law relating to sexual harassment or other prohibited harassment or discrimination or any policy of the Buyer of which Mr. Verbin had been provided notice.

Docusign Envelope ID: BCE1695E-3E64-49C6-87AF-40D5DD88E71B

to have been returned to the treasury for cancellation and no longer to be issued and outstanding shares of capital stock of the Buyer.
1.4.Consulting Agreements.

In connection with the transactions contemplated by this Agreement, the Buyer shall use its commercially reasonable efforts to retain the services of two key employees of the Seller from and after the Closing through consulting agreements between such individuals and the Buyer or a subsidiary or division thereof. More specifically:
a)the Buyer and Vlad Tikhomirov (“Vlad”) shall enter into a standard-form, two-year consulting agreement (a “Consulting Agreement”) in the form attached hereto as Exhibit 1.3, pursuant to which, subject to standard termination provisions, Vlad shall perform and provide, timely and competently, the services referenced therein (the “Consulting Services”) and the Buyer shall (y) issue to Vlad one hundred fifty-four thousand two hundred two (154,202) shares of Preferred Stock2, which number of shares was calculated by dividing Four Hundred Thousand Dollars (US$400,000.00) by the VWAP and which calculation assumes the initial one-to-one conversion ratio of shares of Preferred Stock into shares of Common Stock and (z) tender to Vlad the sum of Ten Thousand Dollars (US$10,000.00) per month on the first day of each month after the Closing3;
b)the Buyer and Kirill Rachenkov (“Kirill”) shall enter into a standard-form, two-year Consulting Agreement in the form attached hereto as Exhibit 1.3, pursuant to which, subject to standard termination provisions, Kirill shall perform and provide, timely and competently, the Consulting Services referenced therein and the Buyer shall tender to Kirill the sum of Nine Thousand Dollars (US$9,000.00) per month on the first day of each month after the Closing3;
c)for the post-Closing Date period of two years during the pendency of each Consulting
2 All of such shares are subject to a mandatory eight-calendar-quarter leak-out, such that no more than twelve-and- one-half percent (12.5%) of the shares of Preferred Stock may be converted into shares of Common Stock on a trailing quarterly basis (each quarter based upon the Effective Date) over the course of two years, subject to standard vesting provisions; provided, however, that Vlad may not assign, transfer, hypothecate, lien, or otherwise obtain any economic value for any shares of his Preferred Stock that have not been converted into shares of Common Stock in accordance with the provisions of this Section 3.4(a).
3 Notwithstanding anything to the contrary or otherwise in this Agreement or in the Consulting Agreement between the Buyer and Vlad, Vlad understands, acknowledges, and agrees that his failure or refusal to perform and provide the Consulting Services, timely and competently, during the term of his Consulting Agreement shall constitute a material breach of this Agreement and his Consulting Agreement. Any of the following shall be deemed to constitute such a breach:
(A)Vlad’s failure or refusal to perform, in any material respect his duties under his Consulting Agreement, where such action would be in the ordinary course of Vlad’s duties (for the avoidance of doubt, Vlad’s refusal to take any action or refrain from taking any action that would violate any law, rule, regulation, governmental pronouncement, court order, decree, or judgment or breach a fiduciary duty will not constitute Cause);
(B)gross negligence, recklessness, willful misconduct, or intentional misrepresentation by Vlad in the performance of his duties under his Consulting Agreement;
(C)the commission by Vlad of any act of fraud, embezzlement, theft, or other financial dishonesty, or of any felony, or of any crime involving moral turpitude; or
(D)Vlad’s violation of state or federal law relating to sexual harassment or other prohibited harassment or discrimination or any policy of the Buyer of which Vlad had been provided notice.

Agreement, each of Vlad and Kirill, severally and not jointly, expressly agrees, acknowledges, and understands that their individual failure or refusal to perform and provide, timely and competently, in any material respect, their respective Consulting Services at any time during the term of their respective Consulting Agreement shall constitute a material breach of this Agreement and of their respective Consulting Agreement and (i) in respect of Vlad only, shall provide the Buyer with the right, but not the obligation, to cause all of the shares of his Preferred Stock (and all of the shares of Common Stock into which his shares of Preferred Stock could have been converted, as well as all of the shares of Common Stock then owned of record or beneficially by Vlad), then and there, to be deemed to have been returned to the treasury for cancellation and no longer to be issued and outstanding shares of capital stock of the Buyer and (ii) in respect of Vlad or Kirill, as relevant, shall provide the Buyer with the right, but not the obligation, to cease the tender of the monthly payments that otherwise might have been due to Vlad, or Kirill, as relevant, under his specific Consulting Agreement.
SECTION 4
REPRESENTATIONS AND WARRANTIES
1.1.Seller’s Representations.

The Seller represents and warrants to the Buyer as of the Effective Date and as of the Closing Date as follows:
(a)The Seller is a duly formed and validly existing limited liability company and in good standing pursuant to the laws of Nevada and has the full power, authority, and legal right to execute and deliver and perform its obligations under this Agreement.
(b)The Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Buyer will have acquired all of the Seller’s right, title, and interest in and to each of the Purchased Assets, free and clear of all encumbrances but subject to all applicable laws.
(c)The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof on the part of the Seller will not result in a breach of any instrument to which the Seller is a party or by which the Seller is bound or of any judgment, decree, or order of any court or governmental body or any law, rule, or regulation applicable to the Seller.
(d)The execution, delivery, and performance of this Agreement and the transactions contemplated herein by the persons executing the same on behalf of the Seller have been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid, and binding obligations of the Seller, enforceable in accordance with their respective terms.

(e)Except as otherwise provided in this Agreement, no consent, approval, or authorization of any governmental authority or private party that has not been obtained and is in effect is required on the part of the Seller in connection with the execution, delivery, and performance of this Agreement by the Seller.
(f)No litigation, arbitration, claim, investigation, or similar proceedings are pending or, to the Seller’s knowledge after due inquiry, threatened relative to the Purchased Assets, the Assumd Liabilities, or the Business, nor to Seller’s knowledge after due inquiry, is there any basis for any such litigation, arbitration, claim, investigation, or similar proceedings.
(g)The Seller has strictly complied with all laws, regulations, rules, or orders relating to the operations of the Business from inception.
(h)All information provided to the Buyer by or on behalf of the Seller during the Due Diligence Period is true and correct, including, without limitation, the unaudited financial statements for the fiscal years ended December 31, 2022 and 2023, and the three- and six-month periods ended June 30, 2024 and
2023.
(i)There are no liabilities relating to the Purchased Assets or the Business, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
(j)From and after January 1, 2022, there has not been any material adverse change in the Purchased Assets or the Business or the Assumed Liabilities; the Seller has not entered into any transaction or incurred any liability or obligation that is material to the Business or the operation of the Business except in the ordinary course of its business; and the Seller has not sold or transferred any of its assets relating to the Business other than in the ordinary course of business consistent with Seller’s past practices.
(k)The Seller has not retained any broker or finder pursuant to any contract or arrangement in connection with the transactions contemplated hereby under which such broker or finder could be entitled to a fee or a commission from the Buyer.
(l)The Seller holds all permits and licenses for operation of the Business as operated in the past, currently, or as proposed that it requires, or is required to have, to own, lease, and maintain its properties and assets and to carry on the Business. The Seller has not received any notice that any of the Seller’s permits or licenses are not in good standing or are not in full force and effect. The Seller currently is and, from and after January 1, 2022, has been in material compliance with all the terms and conditions relating to the permits and licenses, and there are no proceedings, investigations, or inquiries of any kind in progress pending or, to Seller’s knowledge after due inquiry, threatened that relate to any of the permits or licenses previously, currently, or prospectively used or to be used in the Seller’s conduct of the Business. None of the permits or licenses is subject to any variances, conditions, waivers, or other matters which are of a material nature.

(m)The Seller on its own behalf, and on behalf of its members, represents and warrants to the Buyer that, as of the Effective Date and the Closing Date:
I.Investment Purpose. The Seller on its own behalf, and on behalf of its members, is acquiring the shares of Preferred Stock for its own account for investment purposes and not with a view toward, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that, by making the representations herein, the Seller on its own behalf, and on behalf of its members, does not agree, or make any representation or warranty, to hold any of the shares of Preferred Stock for any minimum or other specific term and reserves the right to dispose of the shares of Preferred Stock at any time in accordance with, or pursuant to, a registration statement covering the Securities or an available exemption under the Securities Act. The Seller on its own behalf, and on behalf of its members, does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the shares of Preferred Stock.
II.Reliance on Exemptions. The Seller on its own behalf, and on behalf of its members, understands that the shares of Preferred Stock are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying in part upon the truth and accuracy of, and the Seller on its own behalf, and on behalf of its members’, compliance with, the representations, warranties, agreements, acknowledgments, and understandings of the Seller on its own behalf, and on behalf of its members, set forth herein in order to determine the availability of the exemptions and the eligibility of the Seller on its own behalf, and on behalf of its members, to acquire the shares of Preferred Stock.
III.    Information. The Seller on its own behalf, and on behalf of its members, and their respective advisors and counsel, if any, (a) have had the opportunity of reviewing all of the publicly available filings by the Buyer with the Commission on its EDGAR website, (b) have been furnished with all materials relating to the business, finances, and operations of the Buyer that the Seller on its own behalf, and on behalf of its members, deemed material to making an informed investment decision regarding the acquisition of the shares of Preferred Stock, and (c) the Seller on its own behalf, and on behalf of its members, have been afforded the opportunity to ask questions of the Buyer and its management. The Seller on its own behalf, and on behalf of its members, understands that ownership of the shares of Preferred Stock involves a high degree of risk. The Seller on its own behalf, and on behalf of its members, has sought the accounting, legal, and tax advice as they have considered necessary to make an informed investment decision with respect to the acquisition of the shares of Preferred Stock.
IV.Transfer or Resale. The Seller on its own behalf, and on behalf of its members, understands that: (i) the shares of Preferred Stock have not been registered under the Securities Act or qualified under any state securities laws, and may not be offered for sale, sold, assigned, or transferred unless (A) subsequently registered thereunder, (B) the Seller on its own behalf, and on behalf of its members, shall have delivered to the Buyer an opinion of counsel, in a generally acceptable form, to the effect that the Securities to be sold, assigned, or transferred may be sold, assigned, or transferred pursuant to an exemption from the registration requirements, or (C) the Seller on its own behalf, and on behalf of its members, provides the Buyer with reasonable assurances (in the form of seller and broker representation letters) that the Securities can be sold, assigned, or transferred pursuant to Rule 144, in each case following the applicable holding period set forth therein and (ii) any sale of the shares of Preferred Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, further, if Rule 144 is not applicable, any resale of the shares of Preferred Stock under circumstances in which the Buyer or any of its relevant members (or the person through whom the sale is made) may be deemed to be an “underwriter” (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder.
V.Legends. The Seller on its own behalf, and on behalf of its members, agrees to the imprinting, so long as its required by this Section 4.1(m)(V), of a restrictive legend on the shares of Preferred Stock in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT

REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.
1.2.Buyer’s Representations.

The Buyer represents and warrants to the Seller as of the Effective Date and as of the Closing Date as follows:
(a)Buyer is a duly formed and validly existing corporation in good standing pursuant to the laws of the State of Delaware and has the full power, authority, and legal right to execute and deliver and perform its obligations under this Agreement.
(b)The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof on the part of the Buyer will not result in a breach of any instrument to which the Buyer is a party or by which the Buyer is bound or of any judgment, decree or order of any court or governmental body or any law, rule, or regulation applicable to the Buyer.
(c)The execution, delivery, and performance of this Agreement and the transactions contemplated herein by the persons executing the same on behalf of the Buyer have been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid, and binding obligations of the Buyer, enforceable in accordance with their respective terms.
(d)Except as otherwise provided in this Agreement, no consent, approval, or authorization of any governmental authority or private party that has not been obtained and is in effect is required on the part of the Buyer in connection with the execution, delivery, and performance of this Agreement by the Buyer.
1.3.Reliance.

The representations and warranties contained herein are made with the knowledge and expectation that the Buyer and the Seller, as the case may be, are placing complete reliance thereon.

SECTION 5
DUE DILIGENCE
1.1.Investigations.
The Seller shall promptly and reasonably respond to the Buyer’s requests for information (in no event later than one (1) business day after receipt of such request) and shall afford the Buyer access to the books and records of the Seller and any other materials requested by the Buyer. The Buyer shall have the right, at any time up to and including the day on which the Due Diligence Period is to expire, to terminate this Agreement for any reason or no reason, in Buyer’s sole and absolute discretion upon written notice to the Seller. In the event the Buyer so terminates this Agreement, the Buyer shall return to the Seller any materials regarding the Purchased Assets, Seller, or Licenses provided by Seller and copies of any investigations or reports conducted by or for the Buyer regarding the same, all at no cost to Seller.

1.2.Notice of Termination.

If the Buyer fails to terminate this Agreement as provided in Section 5.1, the Buyer shall be deemed to have approved all matters pertaining to or affecting the Purchased Assets, the Seller, and the Licenses, and the Buyer shall have no further right to terminate this Agreement pursuant to this Section 5.
1.3.Confidentiality.

(a)The Buyer agrees that all documents and information regarding the Purchased Assets, and the Seller, of whatsoever nature made available to the Buyer or its affiliates or agents by the Seller or the Seller’s affiliates or agents and the results of all tests and studies of the Purchased Assets, the Seller, and the Licenses, are confidential and, subject to court order and other requirements of law, the Buyer shall not disclose any such information to any other person except those assisting it with the analysis of the Purchased Assets, the Seller, and the Licenses and only after procuring such person’s agreement to abide by these confidentiality restrictions. The term, “requirements of law” include, without limitation, disclosure to regulatory agencies including the Canadian Securities Administrators and the United States Securities and Exchange Commission; provided, however, that the Buyer shall notify the Seller in writing of such disclosure to any such agency no less than five (5) business days before such disclosure or less time if not otherwise reasonably practicable. In the event this Agreement is terminated or the Closing does not occur for any reason, the Buyer shall return to the Seller all documents and information that were provided by the Seller or the Seller’s affiliates or agents to the Buyer or the Buyer’s affiliates or agents, or any such materials made available to and copied by the Buyer or the Buyer’s affiliates or agents, and any copies of such materials. This Section 5.3(a) shall survive the Closing or termination of this Agreement.
(b)The Seller agrees that all documents and information regarding the Buyer, of whatsoever nature made available to the Seller or the Seller’s affiliates or agents by the Buyer or the Buyer’s affiliates or agents are confidential and, subject to court order and other requirements of law, Seller shall not disclose any such information to any other person. In the event this Agreement is terminated or the Closing does not occur for any reason, the Seller shall return to the Buyer all documents and information that were provided by the Buyer or the Buyer’s affiliates or agents to the Seller or the Seller’s affiliates or agents, or any such materials made available to and copied by the Seller or the Seller’s affiliates or agents, and any copies of such materials. This Section 5.3(b) shall survive the Closing or termination of this Agreement.
1.4.ACCESS.
The Buyer and the Buyer’s employees, representatives, consultants, and contractors will be afforded access to the books and records of the Seller for the purposes of conducting an investigation of the Purchased Assets.
SECTION 6
PRESS RELEASE
6.1    If either the Seller or the Buyer desires to issue a press release or public announcement concerning the entering into this Agreement, such party shall submit such request to the other party for approval, which approval shall not be unreasonably withheld, delayed, denied, or conditioned.

SECTION 7
COSTS AND EXPENSES
The Buyer and the Seller will each pay all legal and professional fees and fees of other consultants incurred by the Buyer and the Seller, respectively.
SECTION 8
INDEMNIFICATION
The Seller shall assume and pay all debts, charges, claims, damages, and liabilities attributable to the operation of the Purchased Assets, the Business, and the Seller prior to Closing and shall hold the Buyer harmless therefrom and indemnify and defend against the same. The Buyer shall assume and pay all debts, charges, claims, damages, and liabilities attributable to the operation of the Purchased Assets from and after the Closing and shall hold the Seller harmless therefrom and indemnify and defend against the same, except liabilities expressly assumed in writing by the Seller.
SECTION 9
BROKERS
The Seller represents and warrants to the Buyer, and the Buyer represents and warrants to the Seller that no broker or finder has been engaged by either of them in connection with any of the transactions contemplated by this Agreement. The Buyer and the Seller will indemnify, save harmless and defend the other from any liability, cost or expense arising out of or connected with any claim for any commission or compensation made by any person or entity claiming to have been retained or contacted by them in connection with the transactions contemplated by this Agreement.
SECTION 10
NOTICES
1.1.NOTICE.
Any and all notices and demands by either party hereto to the other party, required or desired to be given hereunder shall be in writing and shall be validly given only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if made by Federal Express or other delivery service which keeps records of deliveries and attempted deliveries, or, if made by facsimile machine (receipt of which is acknowledged or if a copy thereof is delivered the following day by a delivery service which keeps records of deliveries and attempted deliveries). Service of notice shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner, provided that such notice is addressed as follows:
To the Seller:    Qoden Technologies LLC 5348 Vegas Drive 172 Las Vegas, Nevada 89108
With a mandatory copy
Which shall not constitute notice to:

To the Buyer and the Buyer Sub:    ALT5 Sigma Corporation
325 E. Warm Springs Road, Suite 102 Las Vegas, Nevada 89119
With a mandatory copy to
Which shall not constitute notice:    Clark Hill LLP
555 South Flower Street, 24th Floor Los Angeles, California 90071
1.2.CHANGES.
A party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.
SECTION 11
MISCELLANEOUS PROVISIONS
1.1.Governing Law: Jurisdiction and Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce an arbitration award with respect to this Agreement shall be brought only in a state or federal court located in the State of Nevada, Clark County. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
1.2.Successors.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, nominees, designees, and assignees.
1.3.Assignment.

The Buyer may assign this Agreement to any designee, nominee, or assignee of its choice; provided, however, any such assignment (1) shall not delay any approvals required for the Buyer to purchase the Purchased Assets as set forth in this Agreement and (2) must be in writing, a copy of which must promptly be provided to Seller. No such assignment shall relieve the original Buyer under this Agreement of its liability under this Agreement for any matters occurring prior to such assignment, all of which obligations shall survive against the original Buyer shall in no way such original Buyer be released from the full and complete performance of all the terms hereof.
1.4.NON-WAIVER.
The failure to enforce or the delay in enforcement of any provision of this Agreement by a party hereto or the failure of a party to exercise any right hereunder shall in no way be construed to be a waiver of such provision or right (or of any other provision or right hereof whether of a similar or dissimilar nature) unless such party expressly waives such provision or right in writing.

1.5.Partial Invalidity.

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all provisions, covenants, and conditions of this Agreement, and all applications thereof, not held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.
1.6.Attorneys’ Fees.

In the event any action is commenced by either party against the other in connection herewith (including any action to lift a stay or other bankruptcy proceeding), the unsuccessful party shall pay the costs and expenses, including reasonable attorneys’ fees, as determined by the court, of the prevailing party.
1.7.Entire Agreement.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior representations, agreements, and understandings of the parties, including any “letter of intent”, “letter of understanding”, or similar documents. No addition to or modification of this Agreement shall be binding unless executed in writing by the parties hereto.
1.8.Time of Essence.

Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement and all the terms, provisions, covenants, and conditions hereof.
1.9.Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same Agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages. To facilitate execution of this Agreement, the parties may execute and exchange by telephone or electronic facsimile counterparts of the signature pages.
1.10.HEADINGS.
The headings of the various paragraphs of this Agreement have been inserted only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.
1.11.Interpretation.

Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate, or any other entity.

Docusign Envelope ID: BCE1695E-3E64-49C6-87AF-40D5DD88E71B

1.12.Further assurances.

In addition to the acts and deed recited herein and contemplated to be performed, executed, or delivered by Seller or Buyer, Seller and Buyer hereby agree to perform, execute, and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter, any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.
1.13.Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
1.14.DATES.
The term “business day” shall mean calendar days other than a Saturday, Sunday, or United States national or State of Nevada holiday. If any dates hereunder for the taking of some action or the expiration of some time period fall on a day that is not a business day, such date shall be the next following business day.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement as of the day and year first above written.
Seller:
QODEN TECHNOLOGIES LLC

By:             Andrei Verbin
Chief Executive Officer
Buyer:
ALT5 SIGMA CORPORATION

By:         Peter Tassiopoulos
Chief Executive Officer

INDEX OF EXHIBITS AND SCHEDULES
Schedule 1.1    Assigned Contracts
Exhibit 1.2    Form of Bill of Sale
Exhibit 1.3    List of Consultants /
C and PI Agreement
Exhibit 1.3(a)    Consulting Agreement
for Vlad
Exhibit 1.3(b)    Consulting Agreement
for Kirill
Schedule 1.5    Purchased Assets

SCHEDULE 1.1 ASSIGNED CONTRACTS
1.Alt 5 Sigma, Inc., 3500 De Maisonneuve West, Suite 2401, Westmount, QC., H3Z 3C, Canada;
2.Genie Technologies Pte Ltd., 6 Raffles Quay #16-01, Singapore 048580;
3.WallBTC PTE LTD, 400 Orchard Road #05-25, Orchard Towers, Singapore 238875;
4.PT Daxwise Digital, Scientia Business Park Tower II 2nd Floor, Curug Sangereng, Kecamatan Serpong, Tangerang, Banten, 15810, Indonesia;
5.COINSATE DOO, Džordža Vašingtona Br, 44, Podgorica, Montenegro; and
6.Yupiter Investland Ltd. Suite 1, Second Floor, Sound & Vision House, Francis Rachel Str., Victoria, Mahe, Seychelles.

EXHIBIT 1.2
[FORM OF BILL OF SALE]
BILL OF SALE
This Bill of Sale (“Bill of Sale”) is made by Qoden Technologies LLC, a Nevada limited liability company with an address of 5348 Vegas Drive 172, Las Vegas, Nevada 89108, United States (the “Seller”), and is dated as of the Closing Date as that term is defined in that certain Asset Purchase and Sale Agreement (the “Purchase Agreement”), entered into contemporaneously herewith, by and between Seller and ALT5 Sigma Corporation, or its permitted designees, nominees, or assignees with an address of 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119 (the “Buyer”). Capitalized terms used herein and not defined have the meaning ascribed to them in the Purchase Agreement, the terms of which are specifically incorporated by reference into this Bill of Sale.
R E C I T A L S
WHEREAS, Section 1.2(b) of the Purchase Agreement requires the Seller to execute this Bill of Sale as a condition of the Purchase Agreement; and
WHEREAS, Seller desires to sell and to deliver and to assign any and all of the Seller’s right, title, and interest in and to the Purchased Assets to the Buyer.
NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby, agree as follows:
1.Subject to the terms of this Bill of Sale, the Seller sells and delivers and assigns any and all of the Seller’s right, title, and interest in and to the Purchased Assets free and clear of all liens and encumbrances to the Buyer.
2.The Seller shall use commercially reasonable best efforts to secure all regulatory approvals necessary, if applicable, to effectuate the terms of this Bill of Sale and the transactions contemplated by the Purchase Agreement.
IN WITNESS WHEREOF the Seller has executed this Bill of Sale effective as of the Closing Date.
QODEN TECHNOLOGIES LLC

By:             Andrei Verbin
Chief Executive Officer

Mr. Vlad Tikhomirov Mr. Kirill Rachenkov

EXHIBIT 1.3
LIST OF CONSULTANTS / C and PI Agreement

SCHEDULE 1.5

1.	Qodex	PURCHASED ASSETS Cryptocurrency Exchange Software including:
	a. b.	Trading Module providing spot trading functions and API, charts, and liquidity management; Wallet module integrating with blockchains, custodians, and AML providers;
	c. d.	KYC service implementing KYC function as well as integrations with KYC providers; System monitoring modules; and
	e.	Web and Mobile terminals.
2.Mobile apps currently deployed and in development.
3.Futures trading module (It is alpha version, capable of maintaining positions, charging funding fees and liquidating. Estimated at 50% complete).
4.All source code, documentation, data, and bug repositories.
5.All Trademarks.